Exhibit 10.7

LETTERHEAD OF

ATLAS AMERICA, INC.

April 5, 2006

Mr. Richard Weber

31387 Edgewood Road

Pepper Pike, OH 44124

Re:	Agreement for Services

Dear Rich:

We at Atlas America, Inc. (“AAI”) are delighted that you have agreed to join us and be employed as President, Chief Operating Officer and a manager of a new management company which will be a Delaware limited liability company (the ”Company”) formed by AAI. The Company will manage the entity established by AAI to conduct its exploration and production and direct placement businesses (“Atlas Energy LLC”). The terms and conditions under which you will be performing those services, intending to be legally bound, are as follows (the “Agreement”):

1. Title and Position. You will serve as the President and Chief Operating Officer of the Company and will be on its board of managers (the “Office”).

2. Services. You will serve the Company diligently, competently, and to the best of your ability during the period of employment. You will devote substantially all of your working time and attention to the business of the Company and its affiliates, and you will not undertake any other duties which conflict with your responsibilities to the Company. The Company and AAI shall provide you with sufficient support, capital and quality personnel to assist you in performing and discharging your duties. Initially, you will perform your duties from an office in the Cleveland, Ohio metropolitan area and the Company will hire a person to assist you. If you later determine that an office in another locality would be more appropriate for the performance of your duties, the Company will consider your possible relocation.

Your Office shall report (as the highest level officer of the Company and Atlas Energy LLC other than its Chief Executive Officer) only to the Chief Executive Officer and the Company’s board of managers (“Board”). You shall have all of the traditional functions, powers and authority as are customary for the President and Chief Operating Officer managing a group the size of the Company and Atlas Energy LLC. You will render such services as may reasonably be required of you to accomplish the business purposes of the Company, which shall include, but may not be limited to day to day oversight of the Company’s business and those of any subsidiaries, and such duties, which are appropriate to the office, as the Chief Executive Officer or the Board may assign to you from time to time.

3. Term. The term of your employment shall commence on April 17, 2006 (the “Employment Effective Date”) and, unless sooner terminated pursuant to Section 5, shall continue for a period of two (2) years thereafter. The two (2) year period is hereafter referred to as the “Contract Period.” After the first year of the Contract Period, the term shall automatically renew daily so that on any day that this Agreement is in effect, the Contract Period shall have a remaining term of not less than one (1) year; provided, however, that such automatic extension shall cease upon the Company’s notice of its election to terminate this Agreement at the end of the one (1) year period then in effect, which such notice may not be given prior to the first anniversary of the date of this Agreement. Termination of your employment hereunder for any reason shall be referred to as a “Termination.”

4. Compensation. Your compensation and participation in equity compensation and benefits during the Contract Period shall be as follows:

(a) Base Salary. During the Contract Period, you shall receive an annual base salary (“Annual Base Salary”) of not less than Three Hundred Thousand Dollars ($300,000). The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. During the Contract Period, the Annual Base Salary may be reviewed by the Board for possible increase; however, your Annual Base Salary shall not decrease.

(b) Bonus. During the first year of the Contract Period, your bonus shall be at least Seven Hundred Thousand Dollars ($700,000) of which One Hundred Thousand Dollars ($100,000) shall be paid ratably over the year, with the remaining Six Hundred Thousand Dollars ($600,000) payable at the normal time for the payment of bonuses by the Company, but not later than March 31st of the subsequent year.

(c) Equity Compensation. The Atlas Energy LLC Units, Atlas Energy LLC Options and AAI Options referenced herein are sometimes referred to individually as a “Security” or collectively as the “Securities.” All Securities, including units or shares issuable on exercise of options, shall be non-assessable and subject to the same rights, privileges, preferences and distributions as the same class of Securities held by other holders. The term “Issuer” shall mean Atlas Energy LLC in the case of Atlas Energy LLC Units and Atlas Energy LLC Options, and shall mean AAI in the case of the AAI Options and shares of common stock issuable on exercise thereof.

(i) Atlas Energy LLC Units. At the time of the initial public offering (“IPO”) of Atlas Energy LLC, you will receive a grant of units of Atlas Energy LLC with a value of One Million Dollars ($1,000,000) (based on the IPO price), which units will be subject to forfeiture (the “Restriction”) in the event that you are no longer employed by the Company (“Atlas Energy LLC Units”). The Restriction on 25% of the units will terminate, and your interest in the units shall vest, on each of the first four anniversary dates of the Employment Effective Date. It is intended that you will have voting rights and distribution rights with respect to the Atlas Energy LLC Units immediately upon their issuance.

(ii) Atlas Energy LLC Options. Also at the time of the IPO, you will receive options to acquire one percent of the number of units of Atlas Energy LLC outstanding immediately following the IPO (excluding your Atlas Energy LLC Units) (“Atlas Energy LLC Options”), with a strike price equal to the IPO price and an exercise term of ten (10) years. Such options will vest 25% per year on each of the first four anniversary dates of the Employment Effective Date.

(iii) AAI Options. You will also immediately upon execution of this Agreement be granted options to purchase 50,000 shares of stock of AAI pursuant to the Atlas America, Inc. Stock Incentive Plan at the current fair market value of such shares and an exercise term of ten (10) years. For each year in which you remain employed by the Company, these options will vest 25% per year on each of the first four anniversary dates of the Employment Effective Date.

(iv) Atlas Energy LLC IPO. If, on the first anniversary date of the Effective Date of your employment under this Agreement, the IPO of Atlas Energy LLC has not been effected and is not reasonably anticipated to be capable of timely completion, the intended restricted units and options with respect to Atlas Energy LLC units will be replaced by One Million Dollars ($1,000,000) (based on the then current price) of stock (with the Restriction) of AAI and AAI options to acquire an amount, not to exceed 0.5%, of the then outstanding number of AAI shares (excluding AAI shares granted to you). The amount referred to in the preceding sentence shall be determined by dividing the value of AAI’s exploration and production business by the value of all of its businesses and multiplying the result by 1%, with a cap of 0.5%. The AAI options issued pursuant to this paragraph shall have a strike price equal to the then fair market value of such shares with the same vesting schedule as would have existed for Atlas Energy LLC options had the IPO occurred on the date that AAI options are granted.

(v) Change of Control. All Securities shall vest 100% and the Restriction shall terminate automatically upon a Change of Control of Atlas Energy LLC. “Change of Control” shall mean for purposes of this Agreement, the occurrence of any of the following: (1) the acquisition of the beneficial ownership under the Securities Exchange Act of 1934, of 50% percent or more of AAI or Atlas Energy LLC’s voting securities or all or substantially all of the assets of either AAI or Atlas Energy LLC by a single person or entity or a group of affiliated persons or entities, other than an entity of which either Edward Cohen or Jonathan Cohen is an officer, manager, or director or participant; or (2) AAI or Atlas Energy LLC consummates a merger, consolidation, share exchange, division, split or other transaction (the “Transaction”) with an unaffiliated entity, at anytime after which the Company is not the manager of Atlas Energy LLC; (3) the shareholders of AAI or Atlas Energy LLC approve a plan of complete liquidation or winding up or enter an agreement for the sale or disposition in one transaction or a series of transactions, of all or substantially all of the assets, other than to an entity of which Edward Cohen or Jonathan Cohen is an officer, manager, director or participant; or (4) the bankruptcy of AAI, the Company or Atlas Energy LLC.

(vi) Accelerated Vesting. The Restriction shall terminate in advance of the vesting described above upon whichever is the first to occur of (a) a Change in Control; or (b) Termination by you for Good Reason or by the Company other than for Cause. All Securities as to which the Restriction has terminated are fully (100%) vested Securities. Vested Securities shall not be subject to forfeiture under any circumstance, including but not limited to whether your term of employment is terminated by the Company or you, whether for Cause, Good Reason, without Cause, or on any other basis.

(vii) Registration of Securities. AAI and Atlas Energy LLC (each an “Issurer”) each agrees to file with the U.S. Securities and Exchange Commission as soon as reasonably practicable, a Registration Statement on Form S-8 providing for, with respect to Atlas Energy, the resale of the Atlas Energy LLC Units, and the units of Atlas Energy LLC issuable upon exercise of the Atlas Energy LLC Options and, with respect to RAI, the shares of common stock issuable upon exercise of the AAI Options (collectively, the “Registrable Securities”). Each such Issuer shall cause its respective Registration Statement to remain effective until the earlier of (i) the date on which all of the Registrable Securities included in such Registration Statement have been sold pursuant to such Registration Statement or pursuant to Rule 144 and (ii) the expiration of the exercise period for all Securities included in such Registration Statement. The Issuer shall pay all registration expenses in connection with the registration of the Registrable Securities pursuant to this Agreement. Further, each Issuer agrees to register, list and qualify the Registrable Securities issued or issuable by it on a U.S. national securities exchange registered with the U.S. Securities and Exchange Commission and maintain in good standing at all times the registration, listing and qualification thereof, including the timely filing of all periodic and other reports. In the event that you seek to sell, assign, transfer or otherwise dispose of Securities on the basis of an exemption from registration under the Securities Act of 1933, as amended, and under the provisions of applicable state law, you shall provide to the Issuer of such Securities an opinion of your counsel reasonably acceptable to the effect that the transaction is exempt from registration, and such Issuer shall issue appropriate instructions to its transfer agent at no cost to you necessary to effectuate the sale.

(viii) Section 16 Compliance. Each Issuer shall take all actions necessary so that the grant of all Securities issued or issuable by it shall comply with the requirements of Exchange Act Rule 16b-3(d) necessary for each grant to qualify for the exemption available thereunder from potential liability under Section 16(b) of the Securities Exchange Act of 1934, to the extent applicable to you.

(ix) Adjustments Upon Changes in Capitalization. In the event of changes in the outstanding securities of the Issuer by reason of distributions, dividends, splits, reverse splits, recapitalizations, mergers, consolidations, combinations or exchanges of units or shares, separations, reorganizations, liquidations, or changes in the number (other than in connection with the issuance of securities for fair market value or services) and classes of securities issued and outstanding, the number of Securities to be issued pursuant to the Atlas Energy LLC Units, the Atlas Energy LLC Options and the AAI Options shall be correspondingly adjusted, so that your proportionate interest in the Issuer, any successor thereto, or in the cash, assets or other securities into which the Securities are converted or exchanged, shall be maintained to the same extent, as near as may be practicable, as immediately before the occurrence of any such event.

(x) Exercise of Options and Cashless Conversion. Any vested Atlas Energy LLC Options and the AAI Options may be exercised, in whole or in part, at any time or from time to time, by delivery to the Issuer of written notice of exercise, together with payment of a purchase price payable in cash or instructions to effectuate a cashless exercise. You shall have the right, but not the obligation, to elect to exercise the Atlas Energy LLC Options and the AAI Options by subtracting the exercise price from the closing bid price of the Issuer’s units or common stock as of the date of the Issuer’s receipt of your written notice of exercise, multiplying that amount by the number of option units or shares exercised and dividing by the closing bid price of the same date (the “Conversion Price”). That number of option units or shares equal to the difference between the number of option units or shares exercised and the Conversion Price shall be deemed surrendered by you upon conversion as the consideration therefor.

(xi) Nature of AAI Options. The AAI Options are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, as incentive stock options, to the extent of the $100,000 annual exercise limitation or any greater successor limitation specified in the Code and regulations thereto.

(xii) Non-Transferability of the Options. The Atlas Energy LLC Options and the AAI Options shall not be transferable except, in the case of your death, by will or the laws of descent and distribution or, during your lifetime, to your “family member” (as defined in Form S-8) through gift or domestic relations order as permitted by Form S-8 (as currently in effect or as it may be amended), nor shall such Securities be subject to attachment, execution or other similar process.

(xiii) Award Agreements. The Atlas Energy LLC Options and the AAI Options shall be evidenced by an award agreement whose terms shall be consistent with this Agreement.

(d) Benefits. During the Contract Period, you shall be entitled to receive the following additional benefits:

(i) Participation in Benefit Plans. During the Contract Period and, to the extent specifically provided for herein, thereafter: (1) you shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of the Company to the extent they are generally available to other senior officers, directors or executives of the Company, and (2) you and/or your family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies, and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, sickness benefits, employee life insurance, accidental death, and travel insurance plans and programs, to the same extent as other senior officers, directors or executives of the Company. Notwithstanding anything in this Agreement to the contrary, all benefit plans shall be subject to continuation beyond expiration or Termination, regardless of the grounds, in accordance with the terms of such plans and applicable law.

(ii) Expenses. The Company shall reimburse you for all reasonable and necessary expenses incurred by you in carrying out your duties under this Agreement. You shall present to the Company, from time to time, an itemized account of such expenses in such form as may be required by the Company.

5. Termination. Anything herein contained to the contrary notwithstanding, your employment hereunder shall terminate as a result of any of the following events:

(a) Your death;

(b) Termination by the Company for Cause. “Cause” shall encompass any of the following: (i) you have committed any act of fraud in connection with your employment; (ii) you have been convicted of a crime other than a traffic offense; (iii) your failure to materially perform your duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board delivers to you a written demand for substantial performance, with reasonable opportunity to cure, that specifically identifies the manner in which the Board believes that you have not substantially performed your duties; or (iv) your breach of Section 14 of this Agreement if such breach impacts your ability to fully perform your expected duties hereunder;

(c) Termination by the Company without Cause, upon forty-five (45) days prior written notice to you;

(d) You become disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period and the Board determines, in good faith based upon medical evidence, that you, by reason of such physical or mental disability, are rendered unable to perform your duties and services hereunder (a “Disability”). You agree to provide your medical records and to submit to a medical examination so that the Board may make its determination. A termination of your employment by the Company for Disability shall be communicated to you by written notice and shall be effective on the 30th day after your receipt of such notice (the “Disability Effective Date”) unless you return to full time performance of your duties before the Disability Effective Date.

(e) A Termination for Cause shall be effected in accordance with the following procedures. The Company shall give you written notice (“Notice of Termination for Cause”) of its intention to terminate your employment for Cause, setting forth in reasonable detail the specific conduct constituting Cause and the specific provision(s) of this Agreement on which it relies;

(f) Termination for “Good Reason” upon thirty (30) days’ prior written notice to the Company. “Good Reason” shall mean: any material breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of written notice from you, a reduction of your Base Salary, a demotion from President and Chief Operating Officer of the Company, a material reduction in your duties, or your failure to be elected to the Board of the Company; provided, however, that Termination by you for Good Reason shall be effective only if such failure has not been cured within thirty (30) days after notice of such failure has been given to the Company. A termination of your employment for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within three (3) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which you rely;

(g) Your Termination for any reason other than those set forth in Section 5(f) (other than by your death or Disability) upon thirty (30) day’s prior written notice to the Company.

(h) Termination at the end of the Contract Period by reason of non-renewal. The giving of notice not to continue the automatic extension, as provided in Section 3, shall constitute a termination without Cause, provided, however, that if the Company waives the covenant not to compete contained in Section 8 hereof, termination following giving of notice not to continue the automatic renewal received shall constitute a termination for Cause.

(i) The “Date of Termination” means the date of your death, the Disability Effective Date, the date on which the termination of your employment by the Company for Cause or without Cause or by you for Good Reason is effective, or the date on which you give the Company notice of a Termination without Good Reason, as the case may be.

6. Consideration Payable to You Upon Termination or in the Event of Death.

(a) Death. If your employment is terminated by reason of your death during the Contract Period, the Company shall pay to your designated beneficiaries (or, if there is no such beneficiary, to your estate or legal representative), in one cash payment within sixty (60) days after the Date of Termination, the sum of the following amounts

(the “Accrued Obligations”): (i) any portion of your Annual Base Salary through the Date of Termination that has been earned but not yet been paid; (ii) an amount representing the Bonus for the period that includes the Date of Termination, computed by assuming that the amount of all such Bonus would be equal to the maximum amount of such Bonus that the you earned the prior fiscal year, and multiplying that amount by a fraction, the numerator of which is the number of days worked in the current fiscal year through the Date of Termination, and the denominator of which is the total number of work days in the relevant current fiscal year; (iii) any accrued but unpaid Bonus and vacation pay; and (iv) notwithstanding herein anything to the contrary, your family (spouse and issue) shall have health insurance paid for by AAI or the Company for a one year period after the date of your death. Any compensation previously deferred by you (together with any accrued interest or earnings thereon) that has not yet been paid will be paid in accordance with the terms and conditions under which such amounts were initially deferred. In the event of termination under this paragraph, all other benefits, payments or compensation to be provided to you hereunder shall terminate and your rights in any unvested AAI stock options or Atlas Energy unit options shall be terminated, any units with Restrictions shall be forfeited and incentive plans shall be governed solely by the terms of the applicable plan.

(b) By the Company for Cause; By You Other than for Good Reason. If your employment is terminated by the Company for Cause during the Contract Period, the Company shall pay you the Annual Base Salary and vacation pay through the Date of Termination to the extent earned but not yet paid. If you voluntarily terminate employment during the Contract Period, other than for Good Reason, the Company shall pay you the Annual Base Salary through the Date of Termination to the extent earned but not yet paid. The amount of any compensation you previously deferred (together with any accrued interest or earnings thereon) will be paid under the terms and conditions under which such amounts were initially deferred. In the event of termination under this paragraph, all other benefits, payments or compensation to be provided to you hereunder shall terminate and your rights in incentive plans shall be governed solely by the terms of the applicable plan, except that all Securities that have vested as of the Date of Termination shall not be subject to forfeiture but then the exercise of any option shall be governed by the terms of the applicable plan.

(c) By the Company Other than for Cause or Death; by you for Good Reason. If, during the Contract Period, the Company terminates your employment, other than for Cause or Death, or you terminate employment for Good Reason, the Company shall pay to you, amounts equal to compensation and benefits set forth in Sections 4 and 6 as if you had remained employed by the Company pursuant to this Agreement, all such sums to be payable at the time when the same would have become due and payable if Termination had not occurred; provided, that the Bonus portion shall be equal to the prorated Bonus paid to you in the fiscal year ending prior to Termination; provided, further, that you shall continue to receive for the period described above benefits described in Section 4(d) and, to the extent any benefits described in Section 4(d) cannot be provided pursuant to a plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to you and your family; and

provided, finally, that during any period when the you are eligible to receive benefits of the type described in clause (i) of Section 4(d) under another employer-provided plan, the benefits provided by the Company under this Section 6(c) may be made secondary to those provided under such other plan. In addition to the foregoing, the Restrictions on any Atlas Energy units or AAI stock outstanding on the Date of Termination shall terminate as of the Date of Termination and all options to acquire Atlas Energy units or AAI stock outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the Termination of your employment. The payments and benefits provided pursuant to this Section 6(c) are intended to compensate you for a Termination by the Company other than for Cause or for the actions of the Company leading to a Termination by you for Good Reason, and shall be the sole and exclusive remedy therefor. If you are terminated by reason of Disability, you shall assign to Company any benefits received on account of Company provided disability insurance for the period on which this severance payment is based. You shall not be required to mitigate the amount of any payment provided for in this Section 6(c) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or any retirement benefit heretofore or hereafter earned by you as the result of employment by any other person, firm or corporation.

7. Confidential Information; No Solicitation

(a) All confidential information or trade secrets which you may obtain during the Contract Period relating to the business of the Company and its affiliates shall not be published, disclosed, or made accessible by you to any other person, firm, or corporation except in connection with the business, and for the benefit, of the Company, and its affiliates. For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, (i) the identity of the Company’s lessors, suppliers and customers, and (ii) the Company’s hedging, geological and billing practices. The provisions of this Section 7(a) shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this Section 7(a). Notwithstanding anything in this Section 7(a) to the contrary, you may publish, disclose, or make accessible Confidential Information to the extent required by law, judicial or administrative proceedings or the like.

(b) You shall not, during the Contract Period and for two years thereafter for yourself or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly solicit or hire, or attempt to solicit or hire, any employee of the Company or its affiliates away from the Company or its affiliates.

8. Covenant-Not-to-Compete. You shall not, during the Contract Period and during the Post Termination Restricted Period if applicable and as defined herein, for yourself, or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly engage in any aspect of any business involved in (i) oil or natural gas exploration, drilling or production or in (ii) the offering of ownership interests in any entity engaged in oil or natural gas exploration, drilling or production. For purposes of this Section 8, the Post Termination Restricted Period shall not apply in the event your employment is terminated under Section 5(c) or 5(f) and shall mean the greater of (a) twenty-four months or (b) a period equal to the balance of the Contract Period immediately following Termination. For purposes of clause (i) of this Section 8, “to engage” shall include your acting as an owner (of more than 5%), employee, director or officer of an entity so engaged.

9. Remedies in Case of Breach of Certain Covenants or Termination. The Company and you agree that the damages that may result to the Company from misappropriation of Confidential Information or competition as prohibited by Sections 7 and 8 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by you of the provisions of such sections, in addition to giving rise to monetary damages, will be subject to injunctive relief.

10. Director and Officer Insurance. You shall be covered during the Contract Period and thereafter by Officer and Director liability insurance in amounts and on terms similar to other senior executives, directors and managers of AAI and the Company and in an amount appropriate for companies the size and in the business of AAI and the Company but in no event shall the required policy limit be in excess of twenty million dollars ($20,000,000), the amount of the current AAI policy. AAI or the Company shall pay for such Officer and Director liability insurance.

11. Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or any retirement benefit heretofore or hereafter earned by you as the result of employment by any other person, firm or corporation.

12. Gross-Up Payment.

(a) Notwithstanding any provision in the Agreement to the contrary, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay you an additional amount (the “Gross-Up Payment”) such that the net amount retained by you after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, FICA and Medicare withholding taxes and excise tax imposed upon the Gross-Up Payment, but before any federal, state or local income tax FICA and Medicare withholding taxes on the Payment itself, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless you specify that other rates apply, you shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on your Date of Termination, net of the reduction in federal income taxes that may be obtained from the deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allocable to you applies first to reduce that amount of such state and local income taxes that would otherwise be deductible by you).

(b) In the event that the excise tax imposed by Section 4999 of the Code is subsequently determined to be less than the amount taken into account hereunder at the time of your Termination, you shall repay to the Company, at the time that the amount of such reduction in excise tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the excise tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by you to the extent that such repayment results in a reduction in excise tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the excise tax is determined to exceed the amount taken into account hereunder at the time of your Termination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment to you in respect to such excess (plus any interest, penalties or additions payable by you with respect to such excess) at the time that the amount of such excess is finally determined.

(c) Notwithstanding the foregoing, in the event you suffer any adverse tax consequences resulting from the previous inclusion of the payment received pursuant to Section 11(a) as ordinary income, and your inability to claim as a deduction the repayment of all or a portion of the Gross-Up Payment, you will be able to retain such amount of the Gross-Up Payment, as reasonably determined by the Accountants (as hereinafter defined) to compensate you for such adverse tax consequences.

(d) Subject to any determination made by the Internal Revenue Service (the “IRS”), all determinations as to whether a Gross-Up Payment is required and the amount of Gross-Up Payment and the assumptions to be used in arriving at the determination shall be made by the Company’s independent certified public accountants, appointed prior to any change in ownership (as defined under Code §280G(b)(2)), and/or tax counsel selected by such accountants (the “Accountants”) in accordance with the principles of §280G of the Code. All fees and expenses of the Accountants will be borne by the Company. Subject to any determination made by the IRS, determinations of the Accountants under this Agreement with respect to (1) the initial amount of any Gross-Up Payment and (2) any subsequent adjustment of such payment shall be binding on the Company and you.

13. Survival. Any provisions of this Agreement that impose continuing obligations on the parties, including, but not limited to, the provisions of Sections 6, 7, 8, 9, 10, 11 and 12, shall survive any expiration or Termination for any reason, whether or not expressly stated as surviving such expiration or Termination in this Section or in any other Section of this Agreement. Further, all obligations that are accrued but unpaid or unperformed as of the expiration or Termination, including but not limited to the payment per Section 4(d) of reimbursable expenses incurred as of such date, shall survive any expiration or Termination for any reason.

14. Representations and Warranties. You represent and warrant to the Company that you are under no contractual or other restriction or obligation which would prevent you from performing your duties hereunder or which would interfere with the rights of the Company to engage in its businesses.

15. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

16. Modification of Agreement. This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

17. Waiver. The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

19. Assignment.

(a) This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you. This Agreement shall inure to the benefit of and be enforceable by your heirs, personal representatives, and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and the Company may assign this Agreement to any affiliate of AAI, including Atlas Energy LLC.

20. Notices. Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below:

If to Company:

Atlas [            ]

311 Rouser Road

Moon Township, PA 15108

With a Copy to:

Ledgewood, a professional corporation

1900 Market Street, Suite 750

Philadelphia, PA 19103

Attn: Richard J. Abt, Esquire

If to You:

Richard Weber

31387 Edgewood Road

Pepper Pike, OH 44124

With a Copy to:

Kerr, Russell and Weber, PLC

500 Woodward Avenue, Suite 2500

Detroit, MI 48226

Attn: Michael D. Gibson, Esquire

21. Entire Agreement. This Agreement constitutes the entire agreement between AAI, the Company and Atlas and you with respect to the subject matter hereof and supersedes any and all other previous or contemporaneous communications, representations, understandings, agreements, negotiations and discussions, either oral or written, among such parties with respect to the subject matter hereof. There are no written or oral agreements, understandings, or representations, directly or indirectly related to the subject matter of this Agreement, that are not set forth herein.

22. Counterparts/Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. For purposes of this Agreement, a facsimile or PDF signature shall be valid and enforceable as an original.

23. Atlas America, Inc. Performance. Atlas America, Inc. hereby unconditionally guarantees to you the full and prompt payment and performance of all obligations hereunder to be performed by the Company and/or Atlas Energy LLC and agrees that you shall have recourse against Atlas America, Inc. in the event that the Company or Atlas Energy LLC fails to pay any amounts or perform any obligations hereunder as they become due or obligatory.

24. Payment of Your Attorneys’ Fees. The Company agrees to pay your reasonable attorneys’ fees and related expenses incurred in connection with the review, drafting and negotiation of this Agreement.

Please acknowledge your acceptance of and agreement to the terms of this letter agreement by signing a copy of this letter where indicated and returning it to me.

Sincerely,

ATLAS AMERICA, INC.

By:
Edward E. Cohen
Chief Executive Officer and President

ACCEPTED AND AGREED:

Richard Weber